EXHIBIT 99.1

News Release

FOR IMMEDIATE RELEASE

CONTACT

Larry Adeleye AVP/Director, Treasury and Finance 614.917.5108 F 614.887.1074 Larry.Adeleye@StateAuto.com	Kyle Anderson AVP/Director of Corporate Communication 614.917.5497 M 614.477.5301 Kyle.Anderson@StateAuto.com

State Auto Financial reports estimate of first quarter storm activity

COLUMBUS, Ohio (April 13, 2012) – State Auto Financial Corporation (Nasdaq:STFC) today announced its preliminary estimate of the impact of catastrophe losses on its first quarter results. The company estimates first quarter 2012 results will include between $19 million and $21 million in pre-tax catastrophe losses. This estimate reflects anticipated recoveries under the State Auto Group’s property catastrophe excess of loss reinsurance agreement and homeowners quota share reinsurance arrangement.

These catastrophe losses primarily related to the early March tornado, wind and hail activity in the southern United States that moved into the Ohio Valley region. Approximately 85% of these losses came from the states of Kentucky, Indiana and Tennessee.

STFC expects to release its first quarter 2012 results on Thursday May 3, 2012, before the open of regular trading on the Nasdaq Stock Market and discuss its first quarter results in a conference call on Tuesday May 8, 2012 at 10:00 a.m. ET. The call is being webcast by Thomson Reuters and can be accessed at http://www.StateAuto.com/STFC. The webcast is also being distributed through the Thomson Reuters StreetEvents Network. Individual investors can listen to the call at http://www.earnings.com/.

State Auto Financial Corporation, headquartered in Columbus, Ohio, is a super regional property and casualty insurance holding company and is proud to be a Trusted Choice® company partner. STFC stock is traded on the Nasdaq Global Select Market, which represents the top third of all Nasdaq-listed companies.

The insurance subsidiaries of State Auto Financial Corporation are part of the State Auto Group. The State Auto Group markets its insurance products in 50 states and the District of Columbia through independent insurance agencies and brokers. The State Auto Group is rated A (Excellent) by the A.M. Best Company and includes State Automobile Mutual, State Auto Property & Casualty, State Auto Ohio, State Auto Wisconsin, State Auto Florida, Milbank, Farmers Casualty, Meridian Security, Meridian Citizens Mutual, Beacon National, Beacon Lloyds, Patrons Mutual, Litchfield Mutual Fire, Rockhill Insurance, Plaza Insurance, American Compensation and Bloomington Compensation. Additional information on State Auto Financial Corporation and the State Auto Insurance Companies can be found online at http://www.StateAuto.com/.